Exhibit 99.39

ENEL EXECUTES EQUITY SWAPS

AND UPS ITS STAKE IN ENDESA TO 24.97%

Rome, 1 June, 2007 – Enel Energy Europe S.r.l. (EEE) a wholly owned subsidiary of Enel, S.P.A. today executed the Share Swap Transaction Agreements entered into with UBS Limited and Mediobanca about 3 months ago on a total of 158,601,597 shares in Endesa, S.A. which represents 14.98% of the capital stock, by means of physical delivery of the Endesa shares.

As a result of the execution of this transaction (scheduled on next 6 June) EEE will acquire 158,601,597 shares of Endesa (74,112,648 from the equity swap with UBS and the remaining  84,488,949 from the equity swap with Mediobanca), thus raising its stake in Endesa to a total of 264,401,597 shares and moving from the current 9.993% to 24.972% of the share capital.

This initiative follows the authorization provided by the Spanish Energy Authority (CNE) to EEE on 26 April, 2007 to raise the company’s stake in Endesa up to 24.99%.

This press release does not constitute an offer to sell or an offer to buy any securities or a solicitation of any vote or approval.  Endesa, S.A. investors and security holders are urged to read the prospectus and U.S. tender offer statement from Enel S.p.A. and Enel Energy Europe S.r.L. regarding the proposed tender offer for Endesa securities when they become available, because they will contain important information. The prospectus and certain complementary documentation for the tender offer have been filed in Spain with the Comisión Nacional del Mercado de Valores (the “CNMV”) and a pending approval by the CNMV. Likewise, if a tender offer is extended in the United States, a U.S. tender offer statement will be filed in the United States with the U.S. Securities and Exchange Commission (the “SEC”).  Investors and security holders may obtain a free copy of the prospectus (when it is available) and its complementary documentation from Enel S.p.A., Acciona, S.A., Endesa, S.A. and the four Spanish Stock Exchanges. The prospectus will also be available on the websites of the CNMV (www.cnmv.es). Likewise, investors and security holders may obtain a free copy of the U.S. tender offer statement (when it is available) and other documents filed by Enel S.p.A., Enel Energy Europe S.r.L., Acciona, S.A. and Finanzas Dos, S.A. with the SEC on the SEC’s web site at www.sec.gov.  The availability of the tender offer to Endesa, S.A. shareholders who are not resident in and citizens of Spain or the United States may be affected by the laws of the relevant jurisdictions in which they are located or of which they are citizens. Such persons should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdictions.

Enel S.p.A., Enel Energy Europe S.r.L., their affiliates and their agents may purchase or arrange to purchase securities of Endesa, S.A. outside of any tender offer they may make for such securities, but only if permitted to do so by the laws and regulations of Spain (including receipt of approval by the CNMV of any such purchase or arrangement to purchase, if required by such laws and regulations).  In connection with any such purchase or arrangement to purchase, Enel S.p.A. and Enel Energy Europe S.r.L. will disseminate information regarding any such purchase or arrangement to purchase by filing a current report (hecho relevante) with the CNMV, an English translation of which will be filed with the SEC and Enel S.p.A., Enel Energy Europe S.r.L., their affiliates and their agents will rely on, and comply with the other conditions of, the class exemptive relief from Rule 14e-5 under the U.S. Securities Exchange Act of 1934, as amended, granted by the SEC on March 2, 2007.  In addition, Enel S.p.A., Enel Energy Europe S.r.L., their affiliates and their agents may enter into agreements (including hedging transactions) with respect to securities of Endesa, S.A. if permitted to do so by the laws and regulations of Spain (including receipt of approval by the CNMV of any such agreements, if required by such laws and regulations).

Enel SpA – Registered Office 00198 Roma, Viale Regina Margherita 137 – Companies Register of Roma and Tax I.D. 00811720580 – R.E.A. of Roma 756032 - VAT Code 00934061003

Stock Capital Euro 6,176,196,279 (at december 31, 2006) fully paid-in

1/2

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements. Forward-looking statements may be identified by words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “will” or words of similar meaning and include, but are not limited to, statements about the expected future business of Enel, S.p.A. or Endesa, S.A. resulting from and following the proposed transaction. These statements are based on the current expectations of Enel S.p.A.’s management, and are inherently subject to uncertainties and changes in circumstances. Among the factors that could cause actual results to differ materially from those described in the forward-looking statements are factors relating to satisfaction of the conditions to the proposed transaction, and changes in global, political, economic, business, competitive, market and regulatory forces. Enel S.p.A. and Enel Energy Europe S.r.L. do not undertake any obligation to update the forward-looking statements to reflect actual results, or any change in events, conditions, assumptions or other factors.

2/2